Back to Form 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Anne-Marie Megela, Director of Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

PROVEN MARKETING AND SALES LEADER TO JOIN GEVITY HR

BRADENTON, FL, December 12, 2002 – Gevity HR® (NASDAQ: GVHR) has announced that it has selected Robert Minkhorst as its Senior Vice President of Marketing and Sales.

Minkhorst has over 30 years of proven sales experience in senior leadership position with Royal Philips Electronics N.V. Most recently, he was the Chief Executive officer of Philips Consumer Electronics North and South America, after successfully expanding the kitchen and Appliance and Small Audio divisions worldwide.

According to Gevity HR's Chairman and Chief Executive Officer, Erik Vonk, “Robert brings to Gevity HR a truly phenomenal amount of marketing and sales experience and expertise. it is exciting and gratifying to see our management team strengthened by such an accomplished leader. His solid vision, direction, and leadership will add further momentum to Gevity HR’s continuing profitable growth.”.

Minkhorst, who has been with Gevity HR since October of this year on a consulting basis, added that “human resource outsourcing is an emerging and dynamic industry full of fantastic opportunity. With Gevity HR’s superior products and technology, the company is positioned to be a string leader. I look forward to expanding the marketing and sales effort considerably and to bring more focus to the enterprise sale of the broad suite of services offered by Gevity HR.”.

As the nation’s leading provider of outsourced HR solutions, Gevity HR helps businesses find, develop, manage and retain their employees, manage the related paperwork, and protect their businesses. These services are provided through specific offerings, such as recruiting assistance, training, benefits administration, payroll processing and related paperwork management, and employment-related regulatory compliance. Gevity HR’s business solutions are delivered through expert personal consultation in addition to Gevity HR Central sm.

Gevity HR, a Fortune 500 company, was recognized by InformationWeek for a third year in a row as a leading information technology innovator in business services and consulting. The company was also awarded a ComputerWorld Smithsonian Honors Award for extraordinary utilization of technology.

A copy of this press release can be found on the company's Web site at www.gevityhr.com.

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NOTE: Statements in this press release relating to matters that are not historical facts may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, the following: (i) increased volatility of costs of workers’ compensation coverage and unemployment taxes; (ii) increased volatility of profit generated from the workers’ compensation component of the Company’s service offering under the Company’s loss sensitive workers’ compensation programs; (iii) the uncertainties relating to the surety bond market and collateralization requirements related to the Company’s medical benefit plan plans and workers’ compensation programs; (iv) uncertainties as to the availability or renewal of workers’ compensation insurance coverage and medical benefit plan coverage; (v) the potential for additional subsidies for medical benefit plans; (vi) possible adverse application of certain federal and state laws and the possible enactment of unfavorable laws or regulations; (vii) litigation and other claims against the Company and its clients including the impact of such claims on the cost of insurance coverage; (viii) impact of competition from existing and new professional employer organizations; (ix) risks associated with expansion into additional states where the Company does not have a presence or significant market penetration; (x) risks associated with the Company’s dependence on key vendors and the ability to obtain or renew benefit contracts for the Company’s worksite employees at rates acceptable to the Company; (xi)an unfavorable determination by the IRS or Department of Labor regarding the status of the Company as an “employer”; (xii) the possibility of client attrition due to the Company’s decision to not sell services to clients in selected industries; (xiii) the possibility of client attrition due to the Company’s decision to increase the price of its services, including medical benefits; (xiv) risks associated with geographic market concentration; (xv)the financial condition of clients; (xvi) the failure to properly manage growth and successfully integrate acquired companies and operations; (xvii) risks associated with new service offerings to clients; (xviii) the ability to secure outside financing at rates acceptable to the Company; and (xix)other factors which are described in further detail in filings by the Company with the Securities and Exchange Commission.